Mail Stop 6010


      February 14, 2006


Mr. Dean Bergy
Chief Financial Officer
Stryker Corporation
2725 Fairfield Road
Kalamazoo, Michigan   49002

	Re:	Stryker Corporation
      Form 10-K for the Year Ended December 31, 2004
Forms 10-Q for the Quarter Ended March 31, 2005, June 30, 2005, and
     September 30, 2005
      File No.  000-30419

Dear Mr. Bergy:

	We have completed our review of your Form 10-K and related materials and do not, at this time, have any further comments.


	 							Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant




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